SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|X|    Preliminary Proxy Statement          |_|    Confidential, For Use of the
|_|    Definitive Proxy Statement                  Commission Only (as permitted
|_|    Definitive Additional Materials             by Rule 14a-6(e)(2)
|_|    Soliciting Material Pursuant to
       ss.240.14a-12

                              TARRANT APPAREL GROUP
================================================================================
                (Name of Registrant as Specified in Its Charter)

================================================================================
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         |X|      No Fee Required
         |_|      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                  and 0-11.

         (1) Title of each class of securities to which transaction applies:

================================================================================
         (2)      Aggregate number of securities to which transaction applies:

================================================================================
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

================================================================================
         (4)      Proposed maximum aggregate value of transaction:

================================================================================
         (5)      Total fee paid:

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                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:

================================================================================
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================================================================================
         (3)      Filing party:

================================================================================
         (4)      Date filed:

================================================================================

                              TARRANT APPAREL GROUP

               ---------------------------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
               ---------------------------------------------------


TIME...............................             9:00 a.m.  Pacific Daylight Time
                                                on Thursday, September 4, 2008.

PLACE..............................             Tarrant Apparel Group
                                                3151 East Washington Boulevard
                                                Los Angeles, California 90023

ITEM OF BUSINESS...................             To approve an  amendment  to our
                                                Articles  of   Incorporation  to
                                                effect   a   reverse   split  of
                                                Tarrant's   outstanding   common
                                                stock   as   described   in  the
                                                enclosed proxy statement.

RECORD DATE........................             You can vote if at the  close of
                                                business on July 21,  2008,  you
                                                were a  shareholder  of  Tarrant
                                                Apparel Group.

PROXY VOTING.......................             All  shareholders  are cordially
                                                invited  to attend  the  Special
                                                Meeting in person.  However,  to
                                                ensure  your  representation  at
                                                the  Special  Meeting,  you  are
                                                urged   to  vote   promptly   by
                                                signing   and    returning   the
                                                enclosed Proxy card.



__________, 2008                     ----------------------------------
                                     GERARD GUEZ, CHAIRMAN OF THE BOARD

                                                           TARRANT APPAREL GROUP
                                                  3151 EAST WASHINGTON BOULEVARD
                                                   LOS ANGELES, CALIFORNIA 90023
                                                                  (323) 780-8250
PROXY STATEMENT
--------------------------------------------------------------------------------


These Proxy materials are delivered in connection with the solicitation by the Board of Directors of Tarrant Apparel Group, a California corporation ("Tarrant," the "Company", "we", or "us"), of Proxies to be voted at the Special Meeting of Shareholders to be held on September 4, 2008 (the "Special Meeting") and at any adjournments or postponements.

You are invited to attend our Special Meeting of Shareholders on Thursday, September 4, 2008, beginning at 9:00 a.m. Pacific Daylight Time. The meeting will be held at our corporate headquarters, 3151 East Washington Boulevard, Los Angeles, California, 90023.

It is anticipated that this proxy statement and the accompanying proxy will be mailed to shareholders on or about [?], 2008.

SHAREHOLDERS ENTITLED TO VOTE

Holders of our common stock at the close of business on July 21, 2008 are entitled to receive this notice and to vote their shares at the Special Meeting. Common stock is the only outstanding class of securities entitled to vote at the Special Meeting. As of July 21, 2008, there were [?] shares of common stock outstanding.

PROXIES

Your vote is important. If your shares are registered in your name, you are a shareholder of record. If your shares are in the name of your broker or bank, your shares are held in street name. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. All shareholders can vote by written proxy card. Your submission of the enclosed proxy will not limit your right to vote at the Special Meeting if you later decide to attend in person. IF YOUR SHARES ARE HELD IN STREET NAME, YOU MUST OBTAIN A PROXY, EXECUTED IN YOUR FAVOR, FROM THE HOLDER OF RECORD IN ORDER TO BE ABLE TO VOTE AT THE MEETING. If you are a shareholder of record, you may revoke your proxy at any time before the meeting either by filing with our Secretary, at our principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Special Meeting and expressing a desire to vote your shares in person. All shares entitled to vote and represented by properly executed Proxies received prior to the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on those Proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by our Board of Directors.

QUORUM

The presence, in person or by proxy, of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Special Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the number of shares present at the Special Meeting for determining the presence of a quorum. Broker non-votes occur when a broker holding customer securities in street name has not received voting instructions from the customer on certain non-routine matters and, therefore, is barred by the rules of the applicable securities exchange from exercising discretionary authority to vote those securities.

VOTING

Each share of our common stock is entitled to one vote on each matter properly brought before the meeting. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to shareholders and will have the same effect as negative votes, while broker non-votes will not be counted as votes cast for or against such matters.

The approval of the amendment to our Articles of Incorporation to give effect to a reverse stock split will require the affirmative vote of a majority of the outstanding shares of our common stock. For purposes of the vote regarding the reverse stock split, abstentions and broker non-votes will have the same effect as votes against approval of the proposal.

OTHER MATTERS

At the date this proxy statement went to press, we do not know of any other matter to be raised at the Special Meeting. However, if any other business shall properly come before the Special Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy in accordance with their best judgment.

PROPOSAL TO APPROVE AMENDMENT TO ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
--------------------------------------------------------------------------------


The sole item of business at the Special Meeting is the proposal to approve an amendment to our Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), to effect a reverse stock split of our outstanding shares of common stock.

Our Board of Directors has unanimously adopted resolutions approving and declaring advisable a proposal to amend the Articles of Incorporation to effect a reverse stock split of all our outstanding shares of common stock at a ratio within a range of 1:1.5 to 1:4. If this proposal is approved, the Board of Directors will have the authority to determine, within twelve months from the Special Meeting, whether to implement the reverse stock split and the exact amount of the reverse stock split within this range if it is to be implemented. If the Board of Directors determines to implement the reverse stock split, it will become effective after filing the amendment with the Secretary of State of the State of California. Even if the shareholders approve the reverse stock split, it is within the discretion of our Board of Directors when to effect the reverse stock split, if at all, within twelve months from the Special Meeting, and to select the exchange ratio within the approved range. Such determination will be based upon many factors, including existing and expected marketability and liquidity of our common stock, prevailing market trends and conditions and the likely effect of the reverse stock split on the market price of our common stock. If the reverse split is implemented, the number of issued and outstanding shares of our common stock would be reduced in accordance with the exchange ratio selected by Board of Directors. The total number of authorized shares of our common stock would not, however, be reduced from the current total of 100,000,000.

The text of the form of amendment to the Articles of Incorporation, which would be filed with the Secretary of State of the State of California to effect the reverse stock split, is set forth in Appendix A to this proxy statement. The text of the form of amendment accompanying this proxy statement is, however, subject to amendment to reflect any changes that may be required by the office of the Secretary of State of the State of California or that the Board of Directors may determine to be necessary or advisable ultimately to comply with applicable law and to effect the reverse stock split.

Our Board of Directors believes that approval of the amendment to effect the reverse stock split is in the best interests of the Company and our shareholders and has unanimously recommended that the proposed amendment be presented to our shareholders for approval.

PURPOSE OF THE REVERSE STOCK SPLIT

The purpose for seeking approval to effect the reverse stock split is to increase the market price per share of our common stock. Our common stock is traded on the Nasdaq Global Market, formerly named the Nasdaq National Market. One of the requirements for continued listing on the Nasdaq Global Market is that shares retain a $1.00 minimum closing bid price. On April 2, 2008, we received a notice from The Nasdaq Stock Market LLC advising us that for the previous 30 consecutive business days, the bid price of our publicly held shares had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq Global Market pursuant to Marketplace Rule 4450(a)(5). We have 180 calendar days (until September 29, 2008) to regain compliance with the minimum closing bid price requirement. Accordingly, if we do not regain compliance with the minimum bid closing price requirement, then Nasdaq will notify us that our securities will be delisted. In that event and at that time, we may appeal Nasdaq's delisting determination to a Nasdaq Listing Qualifications Panel. Alternatively, if we do not regain compliance with the minimum bid price rule by September 29, 2008, we can apply to list our common stock on The Nasdaq Capital Market if we satisfy the initial listing criteria set forth in Marketplace Rule 4310(c), other than the minimum bid price requirement. We expect that the reverse stock split will enable shares of our common stock to trade above the $1.00 minimum closing bid price requirement.

We believe that maintaining the listing of our common stock on the Nasdaq Global Market is in the best interests of the Company and our shareholders. Listing on the Nasdaq Global Market increases the liquidity of our common stock and may minimize the spread between the "bid" and "ask" prices quoted by market makers. Further, maintaining our Nasdaq Global Market listing may enhance our access to capital necessary to continue to fund our operations. A delisting from the Nasdaq Global Market would also make us ineligible to use Securities and Exchange Commission Form S-3 to register the sale of shares of our common stock or to register the resale of our securities held by certain of our security holders with the SEC, thereby making it more difficult and expensive for us to register our common stock or other securities and raise additional capital.

We also believe that the increased market price of our common stock expected as a result of implementing the reverse stock split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted, however, that the liquidity of our common stock may in fact be adversely affected by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split.

The purpose of seeking shareholder approval of a range of exchange ratios from 1:1.5 to 1:4 (rather than a fixed exchange ratio) is to provide us with the flexibility to achieve the desired results of the reverse stock split. If the shareholders approve this proposal, the Board of Directors would implement a reverse stock split only upon its determination that a reverse stock split would be in our best interests at that time. If the Board of Directors were to effect a reverse stock split, the Board of Directors would set the timing for the reverse stock split and select the specific ratio within the ratio described in this proxy statement. No further action on the part of shareholders would be required to either implement or abandon the reverse stock split. If the shareholders approve the proposal, and the Board of Directors determines to effect the reverse stock split, we would communicate to the public, prior to the effective date, additional details regarding the reverse split, including the specific ratio selected by the Board of Directors. If the Board of Directors does not implement the reverse stock split within twelve months from the Special Meeting, the authority granted in this proposal to implement the reverse stock split will terminate. The Board of Director reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in our best interests.

For the above reasons, we believe that having the ability to effect the reverse stock split will help us regain and maintain compliance with the Nasdaq listing requirements, could improve the marketability and liquidity of our common stock, and allow us to continue to use Form S-3 for the registration of the sale of our shares, and is therefore in the best interests of the Company and our shareholders.

However, we cannot assure you that the reverse stock split will have the desired effect of proportionately raising our common stock price over the long term, or at all. The effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied. Under applicable Nasdaq rules, in order to regain compliance with the $1.00 minimum closing bid price requirement and maintain our listing on the Nasdaq Global Market, the $1.00 closing bid price must be maintained for a minimum of ten consecutive business days. However, under Nasdaq rules, Nasdaq may, in its discretion, require us to maintain a closing bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that we have demonstrated an ability to maintain long-term compliance with the minimum bid price requirement. In determining whether to monitor bid price beyond ten business days, Nasdaq will consider the following four factors: (1) margin of compliance (the amount by which the price is above the $1.00 minimum standard); (2) trading volume (a lack of trading volume may indicate a lack of bona fide market interest in the security at the posted bid price); (3) the market maker montage (the number of market makers quoting at or above $1.00 and the size of their quotes); and (4) the trend of the stock price. Accordingly, we cannot assure you that we will be able to maintain our Nasdaq listing after the reverse stock split is effected or that the market price per share after the reverse stock split will exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of our common stock may vary based on other factors which are unrelated to the number of shares outstanding, including our future performance. We also cannot assure you that our common stock will not be delisted due to a failure to meet other continued listing requirements even if after the reverse stock split the market price per share of our common stock remains in excess of $1.00.

PRINCIPAL EFFECTS OF THE REVERSE STOCK SPLIT

COMMON STOCK HOLDINGS. If the amendment to the Articles of Incorporation to give effect to the reverse stock split is approved at the Special Meeting and the Board of Directors determines to effect the reverse stock split, a certificate of amendment to the Articles of Incorporation will be filed with the Secretary of State of the State of California. Each issued share of common stock immediately prior to the effective time of the reverse stock split will automatically be changed, as of the effective time of the reverse stock split, into a fraction of a share of common stock based on the exchange ratio within the approved range determined by the Board of Directors. In addition, proportional adjustments will be made to the maximum number of shares issuable under, and other terms of, our stock plans, as well as to the number of shares issuable under, and the exercise price of, our outstanding options and warrants.

Because the reverse stock split would apply to all issued shares of our common stock, the proposed reverse stock split would not alter the relative rights and preferences of existing shareholders nor affect any shareholder's proportionate equity interest in the Company, except to the extent the reverse stock split results in any of the shareholders owning a fractional share.

The following table sets forth the approximate percentage reduction in the outstanding shares of our common stock and the approximate number of shares of our common stock that would be outstanding as a result of the reverse stock split at various ratios that the Board of Directors may determine in its discretion, based on [30,543,763] shares of our common stock issued and outstanding as of July 21, 2008:

---------------------- ------------------------------ --------------------------
  PROPOSED REVERSE        PERCENTAGE REDUCTION IN      SHARES OUTSTANDING AFTER
 STOCK SPLIT RATIO          OUTSTANDING SHARES           REVERSE STOCK SPLIT*
---------------------- ------------------------------ --------------------------
     1-for-1.5                      33%                       20,362,509
---------------------- ------------------------------ --------------------------
      1-for-2                       50%                       15,271,882
---------------------- ------------------------------ --------------------------
     1-for-2.5                      60%                       12,217,505
---------------------- ------------------------------ --------------------------
     1-for-3.0                      67%                       10,181,254
---------------------- ------------------------------ --------------------------
     1-for-3.5                      71%                        8,726,789
---------------------- ------------------------------ --------------------------
      1-for-4                       75%                        7,635,941
---------------------- ------------------------------ --------------------------

     *Approximate; does not account for elimination of fractional shares.

Shareholders should note that it is not possible accurately to predict the effect of the reverse stock split on the market prices for the common stock, and the history of reverse stock splits is varied. In particular, there is no assurance that the price per share of the common stock after the reverse stock split will increase in an amount proportionate to the decrease in the number of issued and outstanding shares, or will increase at all. In addition, there can be no assurance that the market price of the common stock immediately after the reverse stock split will be maintained for any period of time. Even if an increased share price can be maintained, the reverse stock split may not achieve some or all of the other desired results summarized above. Further, because some investors may view the reverse stock split negatively, there can be no assurance that approval of this proposal or the actual implementation of the reverse stock split would not adversely affect the market price of the common stock.

"PUBLIC COMPANY" STATUS. Our Common Stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we are subject to the "public company" periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect our status as a public company or this registration under the Exchange Act. The reverse stock split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934.

ODD LOT TRANSACTIONS. It is likely that some of our shareholders will own "odd-lots" of less than 100 shares following a reverse stock split. A purchase or sale of less than 100 shares (an "odd lot" transaction) may result in incrementally higher trading costs through certain brokers, particularly "full service" brokers, and generally may be more difficult than a "round lot" sale. Therefore, those shareholders who own less than 100 shares following a reverse stock split may be required to pay somewhat higher transaction costs and may experience some difficulties or delays should they then determine to sell their shares of common stock. The Board of Directors believes, however, that these potential effects are outweighed by the benefits of the reverse stock split.

AUTHORIZED BUT UNISSUED SHARES; POTENTIAL ANTI-TAKEOVER EFFECTS. Our Articles of Incorporation presently authorizes 100,000,000 shares of common stock and 2,000,000 shares of preferred stock. The reverse stock split would not change the number of authorized shares of the common stock or preferred stock as designated by our Articles of Incorporation. Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance by us in the future would increase.

These additional shares would be available for issuance from time to time for corporate purposes such as issuances of common stock in connection with capital-raising transactions and acquisitions of companies or other assets, as well as for issuance upon conversion or exercise of securities such as convertible preferred stock, convertible debt, warrants or options convertible into or exercisable for common stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond effectively in a changing corporate environment. For example, we may elect to issue shares of common stock to raise equity capital, to make acquisitions through the use of stock, to establish strategic relationships with other companies, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans, where the Board of Directors determines it advisable to do so, without the necessity of soliciting further shareholder approval, subject to applicable shareholder vote requirements under California corporation law and the Nasdaq rules. If we issue additional shares for any of these purposes, the aggregate ownership interest of our current shareholders, and the interest of each such existing shareholder, would be diluted, possibly substantially. Although we continually examine these potential favorable opportunities as they arise, we have no current plans or arrangements to issue any additional shares of common stock, except in connection with compensation matters in the ordinary course.

The additional shares of our common stock that would become available for issuance upon an effective reverse stock split could also be used by us to oppose a hostile takeover attempt or delay or prevent a change of control or changes in or removal of our management, including any transaction that may be favored by a majority of our shareholders or in which our shareholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further shareholder approval, the Board of Directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor our current Board of Directors. Although the increased proportion of authorized but unissued shares to issued shares could, under certain circumstances, have an anti-takeover effect, the reverse stock split is not being proposed in order to respond to a hostile takeover attempt or to an attempt to obtain control of the Company.

CRITERIA TO BE USED FOR DECISION TO APPLY THE REVERSE STOCK SPLIT

If the shareholders approve the reverse stock split, the Board of Directors will be authorized to proceed with the reverse split. In determining whether to proceed with the reverse split and setting the exact amount of split, if any, the Board of Directors will consider a number of factors, including market conditions, existing and expected trading prices of our common stock, the applicable listing requirements of The Nasdaq Global Market, our additional funding requirements and the amount of our authorized but unissued common stock.

FRACTIONAL SHARES

No fractional shares of common stock will be issued as a result of the proposed reverse stock split. In lieu of issuing fractional shares, we may either (a) directly pay each shareholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the common stock, as quoted on The Nasdaq Global Market on the Effective Date, multiplied by the fractional share amount, or (b) make arrangements with our transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the reverse stock split and sell these whole shares as soon as possible after the Effective Date at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder his, her or its pro rata potion of the sale proceeds. The number of shares which will result in fractional interests cannot be precisely predicted, as we cannot determine in advance the number of shareholder whose total holdings will not be evenly divisible by the applicable ratio at which the reverse stock split may be implemented.

NO DISSENTERS' RIGHTS

Under California law, our shareholders would not be entitled to dissenters' rights or rights of appraisal in connection with the implementation of the reverse stock split, and we will not independently provide our shareholders with any such rights.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the reverse stock split. It does not address any state, local or foreign income or other tax consequences, which may vary significantly depending upon the jurisdiction and the status of the shareholder/taxpayer. It applies to you only if you held pre-reverse stock split common stock, and if you hold your post-reverse stock split common stock, as capital assets for tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as (a) a dealer in securities or currencies, (b) a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, (c) a bank, (d) a life insurance company, (e) a tax-exempt organization, (f) a person that owns shares of common stock that are a hedge, or that are hedged, against interest rate risks, (g) a person who owns shares of common stock as part of a straddle or conversion transaction for tax purposes or (h) a person whose functional currency for tax purposes is not the U.S. dollar. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), its legislative history, existing, temporary and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws, regulations and other guidance are subject to change, possibly on a retroactive basis. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a reverse stock split.

PLEASE CONSULT YOUR OWN TAX ADVISOR CONCERNING THE CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

TAX CONSEQUENCES TO UNITED STATES HOLDERS OF COMMON STOCK. A United States holder, as used herein, is a shareholder who or that is: (a) a citizen or resident of the United States, (b) a domestic corporation, (c) an estate whose income is subject to United States federal income tax regardless of its source, or (d) a trust, if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust. This discussion applies only to United States holders.

No gain or loss should be recognized by a shareholder upon such shareholder's exchange of pre-reverse stock split shares for post- reverse stock split shares pursuant to the reverse stock split (except to the extent of cash received in lieu of a fractional share). The aggregate adjusted basis of the new shares of common stock will be the same as the aggregate adjusted basis of the common stock exchanged for such new shares, reduced by the amount of the adjusted basis of any common stock exchanged for such new shares that is allocated to the fractional share for which cash is received. The shareholder's holding period for the post-reverse stock split shares will include the period during which the shareholder held the pre-reverse stock split shares surrendered. A shareholder who receives cash in lieu of a fractional share of new common stock generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the shareholder's aggregate adjusted tax basis in the shares of old common stock allocated to the fractional share. If the shares of old common stock allocated to the fractional shares were held by the shareholder as capital assets, the gain or loss resulting from the payment of cash in lieu of the issuance of a fractional share will be taxed as capital gain or loss. Such capital gain or loss will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

Payment of cash in lieu of fractional shares within the United States or through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is not a U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. holder) or the shareholder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such shareholder's U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

TAX CONSEQUENCES TO THE COMPANY. We do not expect to recognize any gain or loss as a result of the reverse stock split.

ACCOUNTING CONSEQUENCES

Following the effective date of the reverse stock split, if any, the net income or loss and net book value per share of common stock will be increased because there will be fewer shares of the common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

EFFECTIVE DATE

If the proposed amendment to the Articles of Incorporation to give effect to the reverse stock split is approved at the Special Meeting and the Board of Directors determines to effect the reverse stock split, the reverse stock split will become effective as of 5:00 p.m. Eastern Time on the effective date of the applicable certificate of amendment to our Articles of Incorporation with the office of the Secretary of State of the State of California, which we would expect to be the date of filing. We refer to this time and date as the "Effective Date." Except as explained above with respect to fractional shares, on the Effective Date, each share of our common stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the shareholders, combined, converted and changed into that fraction of a share of our common stock as determined by the ratio within the approved range implemented by the Board of Directors.

EXCHANGE OF STOCK CERTIFICATES

As of the Effective Date, each certificate representing shares of our common stock outstanding before the reverse stock split will be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our common stock resulting from the reverse stock split. All shares underlying options, warrants and other securities exchangeable or exercisable for or convertible into common stock also automatically will be adjusted on the Effective Date.

Our transfer agent, Computershare Trust Company, will act as the exchange agent for purposes of exchanging stock certificates subsequent to the reverse stock split. Shortly after the Effective Date, shareholders of record will receive written instructions requesting them to complete and return a letter of transmittal and surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Certificates representing shares of common stock issued in connection with the reverse stock split will continue to bear the same restrictive legends that were borne by the surrendered certificates representing the shares of common stock outstanding prior to the reverse stock split. No new certificates will be issued until such shareholder has surrendered any outstanding certificates, together with the properly completed and executed letter of transmittal, to the Exchange Agent. Until surrendered, each certificate representing shares of common stock outstanding before the reverse stock split would continue to be valid and would represent the adjusted number of shares, based on the ratio of the reverse stock split.

Any shareholder whose stock certificates are lost, destroyed or stolen will be entitled to a new certificate or certificates representing post-reverse stock split shares upon compliance with the requirements that we and our transfer agent customarily apply in connection with lost, destroyed or stolen certificates. Instructions as to lost, destroyed or stolen certificates will be included in the letter of instructions from the exchange agent.

Upon the reverse stock split, we intend to treat shareholders holding our common stock in "street name", through a bank, broker or other nominee, in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers and other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in "street name." However, such banks, brokers and other nominees may have different procedures than registered shareholders for processing the reverse stock split. If you hold your shares in "street name" with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.

YOU SHOULD NOT DESTROY YOUR STOCK CERTIFICATES AND YOU SHOULD NOT SEND THEM NOW.
YOU  SHOULD  SEND  YOUR  STOCK   CERTIFICATES   ONLY  AFTER  YOU  HAVE  RECEIVED
INSTRUCTIONS FROM THE EXCHANGE AGENT AND IN ACCORDANCE WITH THOSE INSTRUCTIONS.

No service charges, brokerage commissions or transfer taxes will be payable by any holder of any certificate that, prior to approval of the reverse stock split, represented any shares of common stock, except that, if any certificates for shares of common stock are to be issued in a name other than that in which the certificates for shares of common stock surrendered are registered, the shareholder requesting the reissuance will be required to pay to us any transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable and, in addition, (a) the transfer must comply with all applicable federal and state securities laws, and (b) the surrendered certificate must be properly endorsed and otherwise be in proper form for transfer.

VOTE REQUIRED AND RECOMMENDATION

The laws of California and our Articles of Incorporation require that, in order for us to amend the Articles of Incorporation to give effect to the reverse stock split, such amendment must be approved by our Board of Directors and approved by the holders of a majority of the outstanding shares of stock entitled to vote on such an amendment.

Our Board of Directors adopted resolutions on July 11, 2008, declaring that an amendment to the Articles of Incorporation to effect the reverse stock split may be advisable and in our best interests and in the best interests of our shareholders and recommends that our shareholders vote "FOR" the amendment to the Articles of Incorporation to give effect to the reverse stock split. The affirmative vote, whether in person or by proxy, of the holders of a majority of the outstanding shares of common stock is required to approve the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE FOREGOING PROPOSAL TO APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of July 10, 2008, unless otherwise indicated, certain information relating to the ownership of our common stock by (i) each of our directors, (ii) each of our named executive officers, (iii) all of our current named executive officers and directors as a group, and (iv) each other shareholder who, to our knowledge, beneficially owns 5% or more of our common stock. Except as listed below, there are no other persons known to us to the beneficial owner of more than five percent of the outstanding shares of our common stock. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each such person has the sole voting and investment power with respect to the shares owned. The address of each person listed is in care of the Company, 3151 East Washington Blvd., Los Angeles, CA 90023, unless otherwise set forth below such person's name.


--------------------------------------------- --------------------- ------------
                                              NUMBER OF SHARES OF
                                                 COMMON STOCK
NAME AND ADDRESS                              BENEFICIALLY OWNED(1)  PERCENT(1)
--------------------------------------------- --------------------- ------------
DIRECTORS AND EXECUTIVE OFFICERS:
Gerard Guez..................................     12,783,084 (2)      38.5%
Todd Kay.....................................      4,895,999 (3)      14.9%
Henry Chu ...................................        170,652 (4)       *
Patrick Chow.................................         25,000 (5)       *
Stephane Farouze.............................        102,000 (6)       *
Milton Koffman...............................         36,000 (7)       *
Joseph Mizrachi..............................         30,000 (8)       *
Mitchell Simbal..............................         26,000 (9)       *
Simon Mani...................................         37,000 (10)      *
DIRECTORS AND OFFICERS AS A GROUP (9 PERSONS)     18,105,735 (11)     50.5%

OTHER 5% BENEFICIAL OWNERS:
Guggenheim Capital, LLC......................      3,500,000 (12)     10.3%
   227 West Monroe Street, Chicago, IL 60606
--------------------------------------------- --------------------- ------------

*    Less than one percent.

(1) Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding at July 10, 2008. Percentage ownership is based upon 30,543,763 shares of common stock issued and outstanding as of July 10, 2008.

(2) Includes 2,666,668 shares of common stock issuable upon exercise of stock options which are or will become exercisable on or prior to September 8, 2008. Mr. Guez has pledged an aggregate of 3,691,565 of such shares to financial institutions to secure the repayment of loans to Mr. Guez or corporations controlled by Mr. Guez.

(3) Includes 2,333,332 shares of common stock issuable upon exercise of stock options, which are or will become exercisable on or prior to September 8, 2008.

(4) Includes 170,652 shares of common stock issuable upon exercise of stock options, which are or will become exercisable on or prior to September 8, 2008.

(5) Includes of 25,000 shares of common stock issuable upon exercise of stock options, which are or will become exercisable on or prior to September 8, 2008.

(6) Includes 22,000 shares of common stock issuable upon exercise of stock options, which are or will become exercisable on or prior to September 8, 2008.

(7) Includes 26,000 shares of common stock issuable upon exercise of stock options, which are or will become exercisable on or prior to September 8, 2008.

(8) Includes 30,000 shares of common stock issuable upon exercise of stock options, which are or will become exercisable on or prior to September 8, 2008.

(9) Includes 26,000 shares of common stock issuable upon exercise of stock options, which are or will become exercisable on or prior to September 8, 2008.

(10) Includes 22,000 shares of common stock issuable upon exercise of stock options, which are or will become exercisable on or prior to September 8, 2008.

(11) Includes 5,321,652 shares of common stock issuable upon exercise of stock options, which are or will become exercisable on or prior to September 8, 2008.

(12) Information taken from Schedule 13D filed with the SEC on June 27, 2006. Consists of shares of common stock issuable upon exercise of currently exercisable warrants. Guggenheim Capital, LLC exercises power over 1,892,857 shares through Guggenheim Investment Management, LLC and power over 1,607,143 shares through Midland Advisors Company, both of which are subsidiaries of Guggenheim Capital, LLC. Of these shares, Orpheus Holdings, LLC is the owner of warrants to purchase 1,892,587 shares. Guggenheim Investment Management, LLC is the manager of Orpheus Holdings, LLC and may be deemed to beneficially own such shares. Each of these persons disclaims membership in a group, as defined in Section 13(d)(3) of the Securities Exchange Act.

The information as to shares beneficially owned has been individually  furnished
by  the  respective   directors,   named  executive  officers,   and  our  other
shareholders, or taken from documents filed with the SEC.


POTENTIAL CHANGE IN CONTROL - ACQUISITION PROPOSAL

On April 25, 2008, Gerard Guez and Todd Kay, our founders, executive officers and directors, announced to our Board of Directors their intention to acquire all of the outstanding publicly held shares of our common stock for $0.80 per share in cash in a going private transaction. In connection with the proposed acquisition, our Board of Directors has formed a special committee of the Board of Directors to consider the acquisition proposal. The special committee is comprised of independent directors Mitchell Simbal and Joseph Mizrachi, who will serve as Co-Chairmen of the committee, and Milton Koffman and Simon Mani. The special committee has retained the law firm of Bingham McCutchen LLP as its legal advisor and Houlihan Lokey Howard & Zukin as its financial advisor to assist the special committee in evaluating the proposal submitted by Mr. Guez and Mr. Kay.

SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the 2009 Annual Meeting of Shareholders for inclusion in our Proxy Statement and Proxy form relating to such Annual Meeting must submit such proposal to us at our principal executive offices by January 2, 2009. In addition, in the event a shareholder proposal is not received by us by March 18, 2009, the Proxy to be solicited by the Board of Directors for the 2009 Annual Meeting will confer discretionary authority on the holders of the Proxy to vote the shares if the proposal is presented at the 2009 Annual Meeting without any discussion of the proposal in the Proxy Statement for such meeting.

SEC rules and regulations provide that if the date of our 2009 Annual Meeting is advanced or delayed more than 30 days from the date of the 2008 Annual Meeting, shareholder proposals intended to be included in the proxy materials for the 2009 Annual Meeting must be received by us within a reasonable time before we begin to print and mail the proxy materials for the 2009 Annual Meeting. Upon our determination that the date of the 2009 Annual Meeting will be advanced or delayed by more than 30 days from the date of the 2008 Annual Meeting, we will disclose such change in the earliest possible Quarterly Report on Form 10-Q.

SOLICITATION OF PROXIES

It is expected that the solicitation of Proxies will be by mail. The cost of solicitation by management will be borne by us. We will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable disbursements in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors and officers, without additional compensation, personally or by mail, telephone, electronically or otherwise.

                                     ON BEHALF OF THE BOARD OF DIRECTORS


                                     -----------------------------------
                                     GERARD GUEZ, CHAIRMAN OF THE BOARD



3151 East Washington Boulevard
Los Angeles, California 90023
[___________], 2008

                                  APPENDIX "A"

                            CERTIFICATE OF AMENDMENT
                                       OF
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                              TARRANT APPAREL GROUP

The undersigned Gerard Guez and Patrick Chow certify that:

1. They are the Chief Executive Officer and Chief Financial Officer, respectively, of Tarrant Apparel Group, a California corporation.

2. Article Three of the Articles of Incorporation of this corporation is amended to add the following new paragraph C to Article Three:

                           "C. REVERSE STOCK SPLIT.

                           Effective upon the filing and  effectiveness  of this
               Certificate  of Amendment  (the  "Effective  Time"),  each [____]
               shares of the corporation's Common Stock then issued and outstanding (the "Old Common Stock") shall, automatically and without any action on the part of the respective holders thereof, be combined, converted and changed into one (1) share of Common Stock of the corporation (the "Reverse Stock Split"); provided, however, that the number of shares of common stock authorized pursuant to the first paragraph of this Article Three shall not be altered. No fractional share shall be issued upon the Reverse Stock Split. All shares of common stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of common stock, the corporation shall, in lieu of issuing any such fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fraction multiplied by the fair market value per share of the common stock (on a post-Reverse Stock Split basis) as determined in a reasonable manner by the Board of Directors. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock then outstanding shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock outstanding after the Effective Time into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified."

3. The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with
         Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is [30,543,763] shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the Common Stock.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

DATE:  __________________


                                -----------------------------------------------
                                Gerard Guez, Chairman of the Board of Directors


                                -----------------------------------------------
                                Patrick Chow, Chief Financial Officer

                              TARRANT APPAREL GROUP
                    PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of TARRANT APPAREL GROUP, a California corporation (the "Company"), hereby nominates, constitutes and appoints Gerard Guez and Patrick Chow, or either one of them, as proxy of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Special Meeting of Shareholders of the Company, to be held on September 4, 2008, and any postponements or adjournments thereof, and in connection therewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote with the same effect as if the undersigned were present, as follows:

A VOTE FOR ALL PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS:

Proposal 1.       To approve an amendment to the Company's  Restated Articles of
                  Incorporation, as amended, to effect a reverse split of the Company's outstanding common stock.

                  |_| FOR             |_| AGAINST         |_| ABSTAIN

The undersigned hereby revokes any other proxy to vote at the Special Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR ALL PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE SPECIAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.

The undersigned acknowledges receipt of a copy of the Notice of Special Meeting and accompanying Proxy Statement dated July [?], 2008, relating to the Special Meeting.

                                         Dated:___________________________, 2008

                                         Signature:_____________________________

                                         Signature:_____________________________
                                         Signature(s) of Shareholder(s)
                                         (See Instructions Below)

                                    The  Signature(s)  hereon should  correspond
                                    exactly    with   the    name(s)    of   the
                                    Shareholder(s)   appearing   on  the   Share
                                    Certificate. If stock is held jointly, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.

           |_| Please indicate by checking this box if you anticipate
                         attending the Special Meeting.

        PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
                             THE ENCLOSED ENVELOPE